EXHIBIT 99.1

           FIRST ESSEX BANCORP, INC, TO ACQUIRE FINEST FINANCIAL CORP.

Andover, MA
August 5, 1996

First Essex Bancorp, Inc., (NASDAQ-FESX), and Finest Financial Corp. announced today that they have signed a definitive merger agreement under which First Essex would acquire all of the outstanding shares of Finest. The transaction is valued at $29.94 million, or $20.25 per share for each of Finest's 1,478,750 shares outstanding. The agreement provides that 50% of the purchase price ($14.97 million) will be paid in First Essex common stock, provided that the portion will be increased, up to a maximum of 62% ($18.56 million), to the extent necessary to preserve the tax free nature of the transaction.

The number of shares of First Essex common stock to be issued will be determined in accordance with a floating exchange ratio based on the average closing bid price of First Essex common stock for the twenty consecutive days ending on the fifth business day prior to the closing date of the acquisition. However, if the average closing price for First Essex stock during that twenty day period is less than $9.50 or greater than $11.50, the exchange ratio will become fixed at
2.132 and 1.761, respectively, assuming full payment of $20.25 for a share of Finest common stock with First Essex common stock. Finest has the right to terminate the agreement if First Essex's average stock price is below $8.75, unless First Essex agrees to increase the exchange ratio.

The transaction is subject to approval by First Essex and Finest shareholders and various regulatory agencies. It is anticipated that the transaction will close in December 1996. As a result of the transaction, Pelham Bank and Trust Company will be merged into First Essex Bank, FSB. The transaction will be accounted for as a purchase.

In announcing the transaction, Leonard A. Wilson, First Essex's President and Chief Executive Officer stated, "The expansion of our presence in New Hampshire has been one of our strategic objectives and is consistent with our ongoing efforts to add to earnings and increase the return we generate on shareholders' equity. The acquisition more than doubles our deposit base in Rockingham County, and extends our presence into nearby Hillsborough County, resulting in total deposits of approximately $230 million in New Hampshire. We look forward to further extending our long tradition of community banking to Rockingham and Hillsborough Counties, two of New Hampshire's largest and most attractive banking markets."

Mr. Wilson added, "We expect the acquisition to be accretive to fully-taxed Wall Street estimates of $1.05 in the first year, 1997, by approximately $0.11 per share or 10%, assuming 50% of the purchase price consists of First Essex common stock. Assuming 62% of the purchase price consists of First Essex common stock, the acquisition is expected to be accretive by $0.07 per share or approximately 7% in 1997."

Brian W. Thompson, President of Finest said: "We are very pleased about the pending affiliation with First Essex, an institution which shares our commitment to community banking. The acquisition will allow us to better serve customers by broadening the products and services we offer, while maintaining the same strong level of personal service and community focus."



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First Essex Bancorp, Inc.,  headquartered in Andover, MA, is the holding company of First Essex Bank, FSB, a federally chartered savings bank. First Essex Bank, originally founded in 1847, operates ten branch banking offices in Andover, North Andover, Lawrence, Methuen and Haverhill, MA and one branch banking office in Londonderry, NH. First Essex additionally operates separate commercial and mortgage lending facilities in Wellesley, MA and North Hampton and Nashua, NH. At June 30, 1996 First Essex had total assets of $842.9 million, total deposits of $508.1 million and total equity of $62.3 million.

Finest Financial Corp. is the parent holding company of Pelham Bank and Trust Company, a New Hampshire-chartered trust company organized in 1968 and headquartered in Pelham, NH and is not publicly traded. Pelham Bank and Trust Company operates three branch banking offices in the southern New Hampshire communities of Pelham, Salem and Windham. At June 30, 1996, Finest had total assets of $179.3 million, total deposits of $157.7 million and total equity of $18.6 million.




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Summary Information:

Reasons for the Acquisition

(1) Significant cost savings. Given First Essex's existing presence in southern New Hampshire and the ability to fold Pelham Bank and Trust into First Essex Bank, FSB, the acquisition of Finest offers significant opportunity for cost savings. Cost savings are expected to be 35% of Finest estimated 1997 non-interest expense, with full cost savings of 47% of non-interest expense expected to be achieved in 1998. These cost savings are expected to contribute to the acquisition being accretive to fully-taxed Wall Street estimates of $1.05 in 1997 by approximately $0.11 per share or 10%, or $0.07 per share or 7% assuming First Essex common stock component of the total purchase price of 50% and 62%, respectively. (This constitutes "forward-looking information" that is subject to significant risks and uncertainties. See Current Report on Form 8-K filed by First Essex with the SEC on August 5, 1996.)

(2) Acquisition results in First Essex establishing critical mass in its New Hampshire franchise. With the acquisition of Finest deposits of $157.7 million in southern New Hampshire, First Essex increases its market share rank to approximately number 6 from number 11 in Rockingham County and enters contiguous Hillsborough County with an approximate number 8 market share rank. Following the acquisition, First Essex will have $230 million of deposits, 4 branches and 2 loan production offices in southern New Hampshire.

(3) Finest's base of approximately 20,000 customer deposit accounts provides First Essex with significant cross selling opportunities.

Acquisition Information

Aggregate Purchase Price                             $29.94 million
Price/June 30, 1996 Book Value                       1.61x.
Price/June 30, 1996 Tangible Book Value              1.61x.
Price/Annualized net income for six months
  ended June 30, 1996 before nonrecurring
  expenses, normalized 34% tax rate                  12.3x.
June 30, 1996 Core Deposit Premium                   7.99%
Shares Issued (@$10.50/share FESX price)             1,425,938 assuming 50% First Essex common stock
                                                     1,768,163 assuming 62% First Essex common stock
Accounting Treatment                                 Purchase.
Expected Consummation Date                           December 1996.




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Statistics at June 30, 1996
($ Millions)                 First Essex                      Finest
Headquarters                 Andover, MA                      Pelham, NH
Branches                     (10) Andover, North Andover,     (3) Pelham, Salem,
                             Lawrence, Methuen, Haverhill,    Windham, NH.
                             MA; Londonderry, NH
Assets                               $842.9                      $179.3
Net Loans                            $522.4                      $95.7
Deposits                             $508.1                      $157.7
Equity                                $62.3                      $18.6
Equity/Assets                         7.40%                      10.40%
Non-Performing Assets/Total           0.60%                      1.53%
Assets
Loan Loss Reserves/Non-               194%                        220%
Performing Loans
Six Month Pre-Tax Earnings            $3.9                        $1.8
Before Nonrecurring Expense
FTE Employees                          245                         55

For more information contact:       William F. Burke, Senior Vice President
                                    First Essex Bancorp, Inc.
                                    (508) 623-8003